EXHIBIT - 99.1

Ralph Marimon
Chief Financial Officer
(510) 608-3400
Ralph_Marimon@STI.com

FOR IMMEDIATE RELEASE

SCIENTIFIC TECHNOLOGIES INC.
REPORTS FIRST QUARTER 2005 RESULTS

FREMONT, CALIFORNIA, May 3 2005...SCIENTIFIC TECHNOLOGIES INCORPORATED (NASDAQ:STIZ), a leading North American provider of automation safeguarding technology announced today the results of operations for the quarter ended March 31, 2005. Sales for the first quarter of 2005 were $14,298,000, compared to sales of $14,634,000 recorded for the first quarter of 2004. Net income for the first quarter of 2005 was $20,000, or $0.002 per share, compared to net income of $324,000, or $.03 per share, for the first quarter of 2004.

Commenting on the results, Joseph J. Lazzara, President and Chief Executive Officer stated, "We are pleased to report a small profit for the first quarter of 2005. This quarter represents a marked improvement over the fourth quarter of 2004. Our sales were up 6% for the first quarter of 2005 from the $13,550,000 in sales achieved in the fourth quarter of 2004, plus we were profitable in the current quarter after recording a loss for the prior quarter."

First Quarter Highlights

Items of interest for the first quarter included:

  We introduced the new UMQ Series Safety Mat. This unique safety mat product includes an electrical cable connector located on the mat. The cable is not attached until after product is installed, which reduces the labor, time and expense of installation as well as the likelihood of possible damage to the cables. In addition, should a cable be damaged, the cable alone can be replaced, not the complete safety mat, reducing downtime and replacement expense.
  We introduced the RM-5 Resource Module, a microprocessor-controlled multifunction relay. This flexible product allows for the muting and Presence Sensing Device Initiation (PSDI) functions, which are used in machine safeguarding applications in conjunction with STI's safety light curtain products. PSDI is used to initiate the cycle of a machine by counting the number of "breaks" or obstructions of a presence sensing device, such as a light curtain. Operating a machine in PSDI mode allows for increased productivity and enhanced operator ergonomics.
  STI also announced the new SL (Safety Limit) Series interlock switch. Safety limit switches are used in a variety of industrial automation applications for the guarding of doors, sliding gates and access panels. The SL Series has a large selection of actuator configurations with either plastic or die-cast housings to satisfy most application requirements. The SL Series rotatable head provides four actuator mounting positions for versatile installation and with NEMA 4 enclosures, the SL Series switches will withstand water wash down cleaning.

About Scientific Technologies Inc.

Scientific Technologies, Inc. (STI) is a North American leading provider of automation safeguarding products and services through its Safety Products Group. STI's Optical Sensor Division (OSD) provides safety products that are used to protect workers around machinery, automated equipment and industrial robots. Our products serve a wide variety of applications and markets, including semiconductor, automotive, electronics manufacturing, packaging and consumer markets. STI's Machine Services Division (MSD) provides safety services such as: safeguarding equipment installations, machine safety assessments, and the design and custom fabrication of guarding solutions. MSD specializes in machinery services including the repair, relocation, installation and service of fabricating machinery. MSD serves customers in a variety of industries, including metal fabrication, aerospace, electronics, building materials, automotive and food processing. Our web site is located at www.sti.com

STI's Automation Products Group serves the factory automation, semiconductor, transportation, oil and gas, consumer and food processing industries with a diversified offering of sensing technologies. Products include level, flow, pressure sensing, positioning transducers, vehicle separation, profiling and ultrasonic sensors and controls. Further information is available at the Group's web sites: www.automationsensors.com, and www.stiscanners.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding the future growth of our sales, are forward-looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause STI's results to differ materially from the forward-looking statements, include: economic and political conditions in international markets; declining market demand for STI's products; increased competition in the markets for STI's products; potential errors, defects, design flaws or other problems with STI's products; volatility in supply and demand for STI's products which would adversely affect sales and market prices; changes in regulations relating to international employees and office space; and the other risks detailed from time to time in STI's Securities and Exchange Commission filings and reports, including STI's annual report filed on Form 10-K and quarterly reports filed on Form 10-Q. STI disclaims any obligation to update information contained in any forward-looking statement.

SCIENTIFIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Income Statement
 (Amounts in thousands except per share data)
(Unaudited)

	Three months ended March 31,
	2005	2004
Sales	$14,298	$14,634
Cost of sales	8,820	8,566
Gross margin	5,478	6,068

Operating expenses	5,509	5,589
Operating income	(31)	479

Interest and other income	62	44
Income before taxes	31	523

Provision for income taxes	11	199
Net income	$ 20	$ 324

Basic and diluted net income per share	$ .00	$ .03

Shares used to compute income per share	9,787	9,785

Condensed Consolidated Balance Sheet
(Amounts in thousands)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$ 765	$ 920
Short-term investments	2,349	2,537
Accounts receivable	8,511	7,746
Inventories	10,153	10,584
Other assets	5,193	5,161
Total current assets	26,971	26,948
Property, plant and equipment, net Goodwill, intangibles and other non-current assets	3,396 2,872	3,470 2,918
Total assets	$33,239	$33,336

Liabilities and shareholders' equity
Current liabilities:
Bank overdraft	$ 533	$ 517
Accounts payable	3,607	3,246
Accrued expenses	3,443	3,920
Current portion of capital lease with Parent	68	68
Total current liabilities	7,651	7,751
Capital lease with Parent	79	96
Long-term tax liability	118	118
Total liabilities	7,848	7,965
Shareholders' equity	25,391	25,371
Total liabilities and shareholders' equity	$33,239	$33,336